AGREEMENT

         THIS AGREEMENT, with respect to the acquisition by Jreck Subs Group, Inc. ("Jreck" or "Buyer"), a Colorado corporation, of (1) all the outstanding shares of stock of Little King, Inc., a Delaware corporation ("Little King") from Mr. Sidney B. Wertheim ("Wertheim") and its other shareholders and (2) all of the equipment owned by Sidney B. Wertheim, presently used in the SRW stores (Wertheim and the other shareholders of Little King collectively "Sellers").

         The terms of said acquisition shall be as follows:

         1. Acquisition of Stock. Buyer will acquire 100% of the issued and outstanding capital stock of Little King from Sellers, and Sellers will sell the same to Buyer, all in accordance with the terms set forth in this Agreement, Buyer's acquisition of the stock shall transfer to Buyer all of the issued and outstanding capital stock of Little King (the "Little King Stock"), as of the Closing. At the time of closing, SRW shall transfer seven (7) Little King restaurants, including all related personal property and all related intangible assets, and including equipment, the name, contracts, accounts and notes receivables, goodwill, trademarks, leases, licenses, franchise agreements and subfranchise agreements related to the seven stores. The Little King Stock shall be transferred subject to all liabilities and liens on the books of each as of Closing.

         2. Closing. Unless otherwise mutually agreed by Buyer and Sellers, the purchase and sale of the Little King Stock shall occur no later than August 2, 1997, at the principal corporate offices of Little King (the "Closing"). At Closing, the parties shall execute such further documents as are reasonably necessary to complete the transactions contemplated herein.

         3. Purchase Price of Little King Stock. The total purchase price for the Little King Stock shall be 500,000 common shares of Jreck (the "Little King Purchase Price") and an additional 700,000 common shares of Jreck within twelve
(12) months of the date of closing.

         4. SRW. SRW shall manage the stores transferred to Little King, shall pay the salary of Robert Wertheim and pay the debts of SRW as consideration for the Management Agreement. Once the debts of SRW are paid, all store proceeds shall belong to Little King.

         5. Purchase Price of Equipment. The total purchase price for all of the equipment presently being used in the SRW and Little King stores owned by Sidney
B. Wertheim shall be $250,000.

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         6. Payment Terms:

            6.1.  The Little King Stock Purchase Price shall be paid as follows:

                  (a) 500,000 shares of Jreck common stock shall be issued and delivered to the shareholders of Little King at Closing;

                  (b) 700,000 shares of Jreck common stock within twelve (12) months of the closing.

            6.2. The Equipment Purchase Price shall be paid to Sidney B. Wertheim as follows:

                  (a)  $150,000 shall be paid in cash to Wertheim at closing;

                  (b) $100,000 within sixty (60) days of closing.

         7. Representations and Warranties. The Sellers and Buyer make the following:

            7.1 The lawful organization, good standing and corporate power and authority of Little King and Jreck.

            7.2 That the execution and delivery of the Agreements constitute the valid and binding agreements of the parties hereto and that such agreements do not violate or contravene the terms of any agreement to which Little King, Jreck or Wertheim are a party.

            7.3 That Wertheim owns in excess of 95% of the outstanding and issued Little King Stock and of all rights in and to such Little King stock; the Little King Stock is represented by share certificates, and Wertheim may transfer the Little King Stock owned by him to Buyer pursuant to the Little King Agreement without consent of approval of any person, corporation, partnership, governmental authority or other entity; his Little King Stock is fully paid and non-assessable and, except as provided in a schedule to the Agreement, Wertheim has not sold, transferred or assigned any of his rights in or to any of his Little King Stock; his Little King Stock is free and clear of any liens, claims, encumbrances and restrictions of any kind; and there are no outstanding options for his Little King stock held by any person or entity.

            7.4 That Wertheim owns in excess of 95% of the outstanding and issued SRW Stock and all rights in and to such SRW Stock; the SRW Stock is represented by share certificates, and Wertheim may transfer the SRW Stock owned by him to Buyer pursuant to the SRW Formal Agreement without consent of approval of any person, corporation, partnership, governmental authority or other entity; his SRW Stock is fully paid and non-assessable and, except as provided in a schedule to the Agreement, Wertheim has not sold, transferred or assigned any of his rights in or to any of his SRW stock; his SRW Stock is free and clear of any liens, claims, encumbrances and restrictions of any kind; and there are no outstanding options for his SRW stock held by any person or entity.

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

            7.5 That all licenses, trademark registrations, franchise registration and leases required in connection with the ownership and operation of the businesses currently conducted by Buyer and Little King are valid, maintained and in full force and effect.

            7.6 That all of Buyer's and Little King's financial statements and other documents relating to their financial condition or business operations which have been made available to the other party(ties) are accurate in all material respects, not misleading and do not omit any material information.

            7.7 That to the knowledge of the relevant party, Buyer's, Sellers' and Little King's ownership and operation of their respective businesses are in compliance with all applicable federal, state and local statutes, ordinances and regulations.

            7.8 That all of Sellers' contracts, leases and other agreements or instruments related to this transaction are binding upon Sellers.

            7.9 That the debts owed by Little King will be paid by Jreck. The bank loans will be paid in regular monthly payments. The $470,000 Wertheim loan will be resolved between the parties without a regular payment schedule.

            7.10. Jreck agree that if Little  King's  revenues  for the calendar year 1998 are equal to or greater than $900,000, Wertheim shall receive an additional 50,000 shares of Jreck common stock (the "Additional Shares"), which shares shall be issued and delivered to Wertheim on or prior to March 31, 1999. In the event Little King's franchise income is equal to or greater than $400,000, notwithstanding the total revenues not being raised to $900,000, Wertheim shall receive the 50,000 shares of Jreck common stock as if he met the revenue level mentioned above. Within six (6) months of Closing, Jreck will invest, or cause to be invested, $450,000 into Little King for the development of the Little King concept. Jreck has also indicated that it plans to complete secondary offering of its common stock on or prior to March 31, 1998. Within ten (10) days of completion of such secondary offering, Jreck will invest, or cause to be invested, an amount equal to 4% of the proceeds received by Jreck in such secondary offering into Little King for development of the Little King concept; provide Wertheim an option to buy Little King from Jreck after the second anniversary of Closing if the stock price Jreck Subs Group, Inc. is not at least at $1.50. The option price shall be equal to the shares of Jreck common stock then owned or controlled by Wertheim, plus the funds invested by Jreck Subs Group, Inc., plus a fair market determination between parties. If no agreement is made on fair determination, the amount shall be determined by binding arbitration.

                  All representations, warranties shall survive the Closing for periods to be negotiated.

            7.11 After Closing, Jreck will establish an employee equity plan for the employees of Little King, as well as the other divisions of Jreck Subs Group, Inc. The employees of Little King shall be entitled to participate in such plan to the same extent as all key employees of various divisions of Jreck Subs Group, Inc.

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

         8. Covenants:

            8.1. At Closing, Jreck shall cause Little King to execute "Employment Agreements" with each of Sid R. Wertheim and Robert Wertheim (each as "Employee" or the "Employees") to serve as President and Vice President of Little King as they determine in their sole discretion. Each Employment Agreement shall contain a reasonable noncompetition, nonsolicitation and confidentiality covenants. Each Employee shall be terminable only for "cause." With respect to Robert Wertheim, "Cause" shall include the operation of Little King at a net loss for three (3) consecutive years. The term of the Employment shall be seven (7) years for Sid Wertheim and ten (10) years for Robert Wertheim. The beginning annual salary shall be $54,000 for Sid Wertheim and $45,000 for Robert Wertheim. Salary increases shall be based upon a percentage of increase profits, not to exceed 20% in any one year. Sid Wertheim and Robert Wertheim may terminate their respective Employment Agreements within 90 days' and 180 days', respectively, written notice subject in each case to the noncompetition, nonsolicitation and confidentiality provisions. Jreck shall consent to and acknowledge each Employment Agreement. At Closing, Jreck shall grant each of Sid Wertheim and Robert Wertheim's nonqualified stock options to acquire shares of Jreck common stock at the same price as other insiders, expiring five (5) years after Closing. The date of exercise and purchase price shall be determined by the Board of Directors of Jreck Subs Group, Inc.

            8.2. Jreck shall cause Tri-Emp Enterprises, Inc., a New York corporation (the "Majority Owner"), to enter into an agreement wherein it agrees, for a period of three (3) years following the Closing, not to sell more than 1% per quarter of Jreck Subs Group, Inc. common stock or 10% of the volume traded in any week.

            8.3. If Tri-Emp Enterprises, Inc. receives an offer to purchase its controlling interest during the first three (3) years, it will obtain an acceptable stock sale for Sidney B. Wertheim. If Sidney B. Wertheim receives an offer for a substantial or all of his stock position, he shall grant Tri-Emp Enterprises, Inc. or its designee a first option to make such purchase. The option shall be on the same terms and conditions as a third party bona fide purchaser.

            8.4. The intention of this paragraph is to protect Sid Wertheim from having a restricted stock with no market to recoup his equity because the market has been destroyed or damaged.

            8.5.  Registration Rights.

                  8.5.1. Piggyback Registration and Inclusion of Registrable Securities. Subject to the terms of this Agreement, in the event Jreck decides to Register (defined below) any of its stock (either for its own account or the account of a security holder or holders exercising their respective demand registration rights) on a form that would be suitable for a registration involving solely Registrable Securities (defined below). Jreck at its sole cost and expense will: (i) promptly give Sellers written notice thereof (which notice shall

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

                  include a list of the states in which Jreck intends to attempt to qualify such securities under the applicable Blue Sky or other state securities laws) and (ii) make a best efforts attempt to include in such Registration (and any related qualification under Blue Sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request delivered to Jreck by Sellers within thirty (30) days after delivery of such written notice of Jreck.

                        If the  Registration of which Jreck shall give notice is
                  for a Registered public offering involving an underwriting, Jreck shall so advise the Sellers' as a part of the written notice given pursuant to this section 8.5. In such event, the right of Sellers to Registration shall be conditioned upon such underwriting and the underwriters agreement to include Sellers shares in the underwriting. If Sellers desire to distribute their securities through such underwriting, they shall (together with Jreck and the other holders distributing their securities through such underwriting) enter into an underwriting agreement with the underwriter's representative for such offering. The Sellers shall have no right to participate in the selection of the underwriters for an offering pursuant to this Section 8.5 and Sellers shall have no liability for any costs and fees related thereto.

                  8.5.2. Blue Sky in Piggyback Registration. In the event of any Registration of Registrable Securities pursuant to this
                  Section 8.5, Jreck will exercise its best efforts to Register and qualify the securities covered by the Registration Statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably appropriate for the distribution of such securities; provided, however, that Jreck shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

                  8.5.3. Definitions. For purposes of this Agreement, the following definitions shall apply:

                  "Register",   "Registered",  and  "Registration"  refer  to  a
                  registration affected by preparing and filing a registration statement in compliance with the Securities Act ("Registration Statement"), and the declaration or ordering of the effectiveness of such Registration Statement.

                  "Registrable Securities" shall mean all Jreck shares not previously sold to the public and issued or issuable upon conversation or exercise of any of Jreck's Convertible Securities purchased by or issued to the investors, including shares issued or issuable pursuant to stock splits, stock dividends and options, including the options hereunder.

                  "Securities Act" shall mean the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder.

            8.6 Until such time as all Jreck common stock issued to Sellers is freely traceable and no longer subject to Rule 144 under the

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

                  Act, Jreck shall timely make all public filings required under Rule 144(c) in order to permit the use of Rule 144 by Sellers.

            8.7. Within sixty (60) days after Closing, Jreck shall cause Majority Owner or some other investor to purchase at market shares of Jreck common stock from Wertheim in a private transaction having a market value of $75,000.

         9. Bankruptcy. In the event an involuntary or voluntary petition for bankruptcy is filed with respect to Jreck under the Federal Bankruptcy Laws within three years following the Closing, and is not thereafter dismissed within ninety (90) days, Wertheim is hereby granted the first option to repurchase the Little King Stock from Jreck for the total cash sum of $25,000. Such first right to purchase shall be exercisable for a period of thirty (30) days following notice to Wertheim of the bankruptcy and will require payment of the $25,000 within said thirty (30) day period.

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



         The parties have placed their hands and seals this 23rd day of July, 1997.

                                     JRECK SUBS GROUP, INC.


                                     By:             /s/
                                         --------------------------------
                              Christopher M. Swartz
                                          President



                                     LITTLE KING, INC.


                                     By:          /s/
                                        ---------------------------
                                          Sidney B. Wertheim



                                                 /s/
                                        -----------------------------
                        Sidney B. Wertheim, Individually